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                                                                   EXHIBIT 3.5

                         CERTIFICATE OF AMENDMENT OF
                        CERTIFICATE OF INCORPORATION

                                     OF

                                CARDIMA, INC.


     The undersigned hereby certifies that:

     1. He is the duly elected and acting President of Cardima, Inc., a Delaware corporation.

     2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on November 12, 1992.

     3. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of Certificate of Incorporation amends
Article IV(B)(4)(b) of this corporation's Amended and Restated Certificate of Incorporation to read in its entirety as follows:


          "(b)           Automatic Conversion.  Each share of Series A, Series
                         --------------------
B, Series C, Series D and Series E Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such Series A, Series B, Series C, Series D and Series E Preferred Stock immediately upon the earlier of (i) except as provided below in subsection 4(c), the corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, the public offering price of which was not less than $8.00 per share (if such registration statement becomes effective prior to June 30, 1997, or $11.00 per share if such registration statement becomes effective on or after July 1, 1997) (adjusted to reflect subsequent stock dividends, stock splits or recapitalization) and generating proceeds to the corporation (net of underwriting discounts and commissions and expenses) of $15,000,000 (if such registration statement becomes effective on or before June 30, 1997, or $20,000,000 if such registration becomes effective on or after July 1, 1997) or (ii) subject to the voting provisions set forth in
Article IV, Section B(6) hereof, immediately before any liquidation, dissolution or winding up of this corporation, whether voluntary or involuntary (as defined in Article IV, Section B(2) above), in which the aggregate value of the consideration which the holders of Series E Preferred Stock are entitled to receive, in accordance with Article IV, Section B(2), exceeds an aggregate of $17.2254 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalization) of Series E Preferred Stock sold by the corporation as of the date of the event contemplated in Article IV, Section B(2). Each share of Series D and Series E Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such Series D and Series E Preferred Stock immediately upon the date specified by written consent or agreement of the holders of at least seventy-five percent (75%) of the then outstanding shares of Series D or Series E Preferred Stock, as the case may be, each
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voting as a separate series. Each share of Series A, Series B and Series C
Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such Series A, Series B and Series C Preferred Stock immediately upon the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series A, Series B and Series C Preferred Stock, voting together as a single class."

     4. The foregoing Certificate of Amendment has been duly adopted by this corporation's Board of Directors and stockholders in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Cardima, Inc. has caused this Certificate of Amendment to be executed by its authorized officer the 4th day of June, 1997.



                                    /s/ Phillip C. Radlick
                                    ________________________________________
                                    Phillip C. Radlick, Ph.D., President